EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2019 First Quarter Results

•	First quarter 2019 revenue increased to $10.3 million with gross margin of 33%, net income of $0.1 million and break-even net income per share

•	Unused Medication solutions business increased 40%

•	Route-based business increased 21%

•	Unused medication management and route-based services represented 37% of the Company’s September 2018 quarter customer billing

•	MedSafe collection receptacles installed base of 2,800 units versus 1,400 a year ago; Surpassed the 20,000 mark for returned MedSafe liners

•	Retail market billings increased 61%

•	Professional market billings increased 19%

•	Pharma Manufacturer billings lower due to timing of inventory builds

HOUSTON, Texas, October 24, 2018 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter of fiscal year 2019, which ended September 30, 2018.
Revenue in the first quarter of fiscal 2019 increased 6.3% to $10.3 million, as compared to revenue of $9.7 million in the same prior year quarter, driven primarily by a $0.5 million increase in flu shot related orders and a $0.5 million increase in orders related to the Company’s Unused Medication solutions partially offset by lower billings to Pharma Manufacturers due to the timing of inventory builds. The Company reported operating income of $0.1 million in the first quarter of fiscal 2019, consistent with operating income in the first quarter of fiscal 2018. Sharps recorded net income of $0.1 million or $0.00 per basic and diluted share in the first quarter of fiscal 2019, as compared to net income of $0.1 million or $0.00 per basic and diluted share in the first quarter of fiscal 2018.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We’re pleased to start the fiscal 2019 with a strong first quarter. Over the past few years, we’ve strategically broadened our portfolio of solutions, growing from primarily a mailback company to our position now as a leading comprehensive provider of medical and pharmaceutical waste management services. While we benefitted from flu shot related orders this quarter, there is variability in that part of our business and we remain focused on growing our route-based and unused medication solutions, both of which contribute much more predictable, recurring revenue. During the first quarter, we added Florida to our route-based pick-up footprint and we now cover 24 states or 55% of the population. Furthermore, we’re seeing intensified demand for our unused medication solutions as communities and healthcare providers work to address the growing epidemic of prescription drug abuse and accidental poisonings. Last week, we announced our support of the DEA’s National Prescription Drug Take Back Day, scheduled to take place on October 27. As part of that announcement, we noted our Company milestone of having properly processed and treated more than 2.7 million pounds of unused medications since 2009 through the use of our MedSafe and TakeAway Medication Recovery System Envelopes. The Company has sold more than 3.4 million of its TakeAway Medication Recovery System Envelopes, installed 2,800 MedSafe units and has processe

d over 20,000 MedSafe liners. Through our leadership position, we are committed to increasing the role our solutions play in assisting the effort to fight the national opioid crisis.”
First Quarter Review
Professional market billings increased 19% to $3.7 million in the first quarter of fiscal 2019 compared to $3.1 million in the prior year period. This increase represents organic growth related to the Company’s focus on securing customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who typically use a combination of the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The inside and online sales channel, which primarily targets the Professional and Government markets, achieved a 33% increase in billings to $2.3 million in the first quarter of fiscal 2019 as compared to $1.7 million in the same prior year period.
Retail market billings increased by 61% to $2.3 million compared with $1.4 million in the prior year period. The increase is primarily related to flu shot related orders which increased by about $0.5 million, from $0.7 million in the prior year to $1.2 million in the current year, and increases in orders of $0.5 million for unused medication solutions including the MedSafe in the Retail pharmacy market.
Pharmaceutical Manufacturer billings decreased 47% to $0.8 million in the first quarter of fiscal 2019 compared to $1.5 million in the first quarter of fiscal 2018. The decrease is related to the timing of inventory builds.
Government billings increased 8% to $0.6 million in the first quarter of fiscal 2019. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with orders in the first quarter of fiscal 2018. MedSafe related orders to the government market were $0.3 million for the first quarter of fiscal 2019, up slightly compared with billings in the first quarter of fiscal 2018.
Additional Operating Results
Gross margin increased to 33% for the first quarter of fiscal 2019, compared to gross margin of 31% in the same prior year quarter. SG&A increased to $3.0 million, or 29% of revenue, for the first quarter of fiscal 2019 as compared to SG&A of $2.7 million, or 28% of revenue, in the same prior year quarter due to our continued investment in sales and marketing.
Sharps recorded EBITDA of $0.5 million in the first quarter of fiscal 2019, consistent with EBITDA in the first quarter of fiscal 2018. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).
Financial Flexibility and a Strong Balance Sheet
Cash was $5.1 million at September 30, 2018 compared with $5.2 million at June 30, 2018. The Company had working capital of $10.9 million at September 30, 2018 compared to $10.3 million at June 30, 2018.
Looking Forward
Mr. Tusa concluded, “As we move through fiscal 2019, we believe we are well positioned to leverage four primary revenue streams to drive growth including our traditional medical waste mailback, route-based medical waste pick-up services, unused medication management solutions and the new single use device recycling system. We are focused on growth in all markets through increased sales and marketing of the solution offerings driving these four revenue streams. The management team is energized and excited about the prospects for the Company in fiscal 2019 and beyond in the markets we serve.”

First Quarter Fiscal Year 2019 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through November 24, 2018. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 38546. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2018	2017	% Change

Revenue	$10,293	$9,683	6.3%

Cost of revenue	6,941	6,655	4.3%
Gross profit	3,352	3,028	10.7%
Gross margin	32.6%	31.3%
SG&A expense	3,026	2,725	11.0%
Depreciation and amortization	201	202

Operating Income	125	101
Operating margin	1.2%	1.0%

Interest income	5	5
Interest expense	(23)	(24)
Total other expense	(18)	(19)

Income before income tax expense	107	82
Income tax expense	37	7
Net Income	$70	$75

Net Income Per Share
Basic and diluted	$0.00	$0.00

Weighted Average Shares Outstanding
Basic	16,082	16,008
Diluted	16,089	16,093

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	June 30,
	2018	2018

ASSETS:
Current assets:
Cash	$5,149	$5,155
Accounts receivable, net	6,800	6,370
Inventory	4,144	3,986
Contract asset	278	—
Prepaid and other current assets	741	739
Total current assets	17,112	16,250
Property, plant and equipment, net	6,310	6,572
Long-term contract asset, net of current portion	60	—
Other assets	143	149
Goodwill	6,735	6,735
Intangible assets, net	3,536	3,525
Total assets	$33,896	$33,231

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,894	$1,500
Accrued liabilities	2,042	2,061
Current maturities of long-term debt	517	537
Contract liability	1,801	1,894
Total current liabilities	6,254	5,992
Long-term contract liability, net of current portion	462	470
Other long-term liabilities	137	130
Long-term deferred tax liability	25	—
Long-term debt, net of current portion	1,335	1,465
Total liabilities	8,213	8,057
Stockholders’ equity	25,683	25,174
Total liabilities and stockholders' equity	$33,896	$33,231

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$3,674	35.7%	$3,101	$573	18.5%
Retail	2,260	21.9%	1,400	860	61.4%
Home Health Care	1,927	18.7%	2,001	(74)	(3.7)%
Pharmaceutical Manufacturer	808	7.8%	1,532	(724)	(47.3)%
Assisted Living	645	6.3%	604	41	6.8%
Government	597	5.8%	554	43	7.8%
Environmental	103	1.0%	434	(331)	(76.3)%
Other	290	2.8%	218	72	33.0%
Subtotal	$10,304	100.0%	$9,844	$460	4.7%
GAAP Adjustment *	(11)		(161)	150
Revenue Reported	$10,293		$9,683	$610	6.3%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain rebates, product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2018	% Total	2017*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$5,618	54.5%	$5,626	$(8)	(0.1)%
Route-Based Pickup	2,128	20.7%	1,761	367	20.8%
Unused Medications	1,639	15.9%	1,172	467	39.8%
Third Party Treatment	102	1.0%	434	(332)	(76.5)%
Other	817	7.9%	851	(34)	(4.0)%
Total Billings By Solution	$10,304	100.0%	9,844	$460	4.7%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,625	44.9%	$5,328	$(703)	(13.2)%
Distributors	3,357	32.6%	2,768	589	21.3%
Inside and Online Sales	2,322	22.5%	1,748	574	32.8%
Total Billings By Channel	$10,304	100.0%	$9,844	$460	4.7%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2018	2017

Net Income	$70	$75

Income tax expense	37	7
Interest expense, net	18	19
Depreciation and amortization	391	390

EBITDA	$516	$491

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.